Exhibit 10.16

Exhibit 10.16

SUBLEASE

This Sublease is made as of the 26th day of January, 2012, by and between PACIFIC INCOME ADVISERS, INC., a Delaware corporation (“Sublandlord”) and ANWORTH MORTGAGE ASSET CORPORATION, a Maryland corporation (“Subtenant”) with regard to the following facts.

RECITALS

A. Sublandlord is the tenant under that certain Wilshire Palisades Building Office Lease (as amended, the “Master Lease”), dated as of April 30, 1987 with subsequent seven (7) Amendments, with Tele/TAC Associates, a California limited partnership, original landlord, and EOP-Wilshire Palisades, LLC, a Delaware limited liability company, successor-in-interest to the original landlord (collectively, “Landlord”) (a copy of which the most recent Lease Amendment, Amendment 7 is attached hereto as Exhibit A and by this reference made a part hereof) concerning approximately 14,600 rentable square feet of office space (the “Premises”) located on the second (2nd) floor of the building, including Suites 200A, 200B and 200C and located at 1299 Ocean Avenue,, Santa Monica, California.

B. Subtenant desires to sublease from Sublandlord a portion of the Premises consisting of approximately 7,300 rentable square feet of space (which portion shall be hereafter referred to as the “Subleased Premises”) more particularly set forth on Exhibit B, attached hereto, and Sublandlord has agreed to sublease the Subleased Premises to Subtenant upon the terms, covenants and conditions herein set forth.

AGREEMENT

In consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1. Sublease. Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and takes from Sublandlord the Subleased Premises.

2. Term. The term of this Sublease shall commence on July 1, 2012 (the “Commencement Date”) and shall end, unless sooner terminated as provided in the Master Lease, on June 30, 2022.

3. Base Rent. Subtenant shall pay Base Rent during the term of this Sublease on a monthly basis in the amount equal to $35,367.80, which amount shall be increased by three percent (3%) per annum beginning on July 1, 2013, payable monthly in advance on the first day of each month. In the event that the term of this Sublease shall begin or end on a date which is not the first day of a month, base rent shall be prorated as of such date.

4. Operating Expenses. Subtenant will be responsible for paying its proportionate share of operating expenses as indicated in the master lease and based on a 2013 Base Year and any other costs or obligations incurred by Sublandlord as described in Master Lease.

5. Use. Subtenant covenants and agrees to use the Premises in accordance with the provisions of the Master Lease and for no other purpose and otherwise in accordance with the terms and conditions of the Master Lease and this Sublease.

6. Master Lease. As applied to this Sublease, the words “Landlord” and “Tenant” as used in the Master Lease shall be deemed to refer to Sublandlord and Subtenant hereunder, respectively. Subtenant and this Sublease shall be subject in all respects to the terms of, and the rights of the Landlord under, the Master Lease. Except as otherwise expressly provided in Section 7 hereof, the covenants, agreements, terms, provisions and conditions of the Master Lease insofar as they relate to the Subleased Premises and insofar as they are not inconsistent with the terms of this Sublease are made a part of and incorporated into this Sublease as if recited herein in full, and the rights and obligations of the Landlord and the Tenant under the Master Lease shall be deemed the rights and obligations of Sublandlord and Subtenant respectively hereunder and shall be binding upon and inure to the benefit of Sublandlord and Subtenant respectively. As between the parties hereto only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control.

7.	Landlord’s Performance Under Master Lease.

7.1 Subtenant recognizes that Sublandlord is not in a position to render any of the services or to perform any of the obligations required of Sublandlord by the terms of this Sublease. Therefore, notwithstanding anything to the contrary contained in this Sublease, Subtenant agrees that performance by Sublandlord of its obligations hereunder are conditional upon due performance by the Landlord of its corresponding obligations under the Master Lease and Sublandlord shall not be liable to Subtenant for any default of the Landlord under the Master Lease. Subtenant shall not have any claim against Sublandlord by reason of the Landlord’s failure or refusal to comply with any of the provisions of the Master Lease unless such failure or refusal is a result of Sublandlord’s act or failure to act. This Sublease shall remain in full force and effect notwithstanding the Landlord’s failure or refusal to comply with any such provisions of the Master Lease and Subtenant shall pay the base rent and additional rent and all other charges provided for herein without any abatement, deduction or setoff whatsoever. Subtenant covenants and warrants that it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Master Lease, except as modified herein. Furthermore, Subtenant and Sublandlord further covenant not to take any action or do or perform any act or fail to perform any act which would result in the failure or breach of any of the covenants, agreements, terms, provisions or conditions of the Master Lease on the part of the Tenant thereunder.

7.2 Whenever the consent of Landlord shall be required by, or Landlord shall fail to perform its obligations under, the Master Lease, Sublandlord agrees to use its best efforts to obtain, at Subtenant’s sole cost and expense, such consent and/or performance on behalf of Subtenant.

7.3 Sublandlord represents and warrants to Subtenant that the Master Lease is in full force and effect, all obligations of both Landlord and Sublandlord thereunder have been satisfied and Sublessor has neither given nor received a notice of default pursuant to the Master Lease.

7.4 Sublandlord covenants as follows: (i) not to voluntarily terminate the Master Lease, (ii) not to modify the Master Lease so as to adversely affect Subtenant’s rights hereunder, and (iii) to take all actions reasonably necessary to preserve the Master Lease.

8. Variations from Master Lease. The following covenants, agreements, terms, provisions and conditions of the Master Lease are hereby modified or not incorporated herein:

8.1 Notwithstanding anything to the contrary set forth in Sections 2 and 3 of the Master Lease, the term of this Sublease and base rent payable under this Sublease and the amount of the Security Deposit required of Subtenant shall be as set forth in Sections 2 and 3 above.

8.2 The parties hereto represent and warrant to each other that neither party dealt with any broker or finder connection with the consummation of this Sublease and each party agrees to indemnify, hold and save the other party harmless from and against any and all claims for brokerage commissions or finder’s fees arising out of either of their acts in connection with this Sublease. The provisions of this Section 7.2 shall survive the expiration or earlier termination of this Sublease.

8.3 Notwithstanding anything contained in the Master Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds or condemnation awards received by Sublandlord under the Master Lease shall be deemed to be the property of Sublandlord.

8.4 Any notice which mayor shall be given by either party hereunder shall be either delivered personally or sent by certified mail, return receipt requested, addressed to the party for whom it is intended at the Subleased Premises (if to the Subtenant), or to Premises (if to the Sublandlord), or to such other address as may have been designated in a notice given in accordance with the provisions of this Section 7.4.

8.5	All amounts payable hereunder by Subtenant shall be payable directly to Sublandlord.
8.6	Sublandlord shall deliver the Subleased Premises to Subtenant in its current “as is” condition.

8.7 Subtenant shall not be required to remove any improvements located in the Subleased Premises upon the expiration of the term hereof.

9. Indemnity. Subtenant hereby agrees to indemnify and hold Sublandlord harmless from and against any and all claims, losses and damages, including, without limitation, reasonable attorneys’ fees and disbursements, which may at any time be asserted against Sublandlord by (a) the Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions or conditions contained in the Master Lease which by reason of the provisions of this Sublease Subtenant is obligated to perform, or (b) any person by reason of Subtenant’s use and/or occupancy of the Subleased Premises. The provisions of this Section 8 shall survive the expiration or earlier termination of the Master Lease and/or this Sublease, except to the extent any of the foregoing is caused or by the negligence of Sublandlord.

10. Cancellation of Master Lease. In the event of the cancellation or termination of the Master Lease for any reason whatsoever or of the involuntary surrender of the Master Lease by operation of law prior to the expiration date of this Sublease, Subtenant agrees to make full and complete attornment to the Landlord under the Master Lease for the balance of the term of this Sublease and upon the then executory terms hereof at the option of the Landlord at any time during Subtenant’s occupancy of the Premises, which attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to the Landlord. Subtenant agrees to execute and deliver such an agreement at any time within ten (10) business days after request of the Landlord, and Subtenant waives the provisions of any law now or hereafter in effect which may give Subtenant any right of election to terminate this Sublease or to surrender possession of the Subleased Premises in the event any proceeding is brought by the Landlord under the Master Lease to terminate the Master Lease.

11. Certificates. Each party hereto shall at any time and from time to time as requested by the other party upon not less than ten (10) days prior written notice, execute, acknowledge and deliver to the other party, a statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications, if any) certifying the dates to which rent and any other charges have been paid and stating whether or not, to the knowledge of the person signing the certificate, that the other party is not in default beyond any applicable grace period provided herein in performance of any of its obligations under this Sublease, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

12. Assignment or Subletting. Subject further to all of the rights of the Landlord under the Master Lease and the restrictions contained in the Master Lease, Subtenant shall not be entitled to assign this Sublease or to sublet all or any portion of the Premises without the prior written consent of Sublandlord, which consent may be withheld by Sublandlord in its sole discretion.

13. Severability. If any term or provision of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

14. Entire Agreement; Waiver. This Sublease contains the entire agreement between the parties hereto and shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns. Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto.

15. Captions and Definitions. Captions to the Sections in this Sublease are included for convenience only and are not intended and shall not be deemed to modify or explain any of the terms of this Sublease.

16. Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease.

17. Governing Law. This Sublease shall be governed by and in all respects construed in accordance with the internal laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

“Sublandlord”

PACIFIC INCOME ADVISERS, INC., a Delaware corporation

By:

Print Name: Lloyd McAdams

Print Title: Chairman, Chief Investment Officer

“Subtenant”

ANWORTH MORTGAGE ASSET CORPORATION, a Maryland corporation

By:

Print Name: Thad M. Brown

Print Title: Chief Financial Officer